AGREEMENT AND PLAN OF MERGER

                           DATED AS OF MARCH 15, 2005

                                 BY AND BETWEEN

                       FIRST HORIZON NATIONAL CORPORATION

                                       AND

                       WEST METRO FINANCIAL SERVICES, INC.


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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

ARTICLE I  THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II  ACTIONS PENDING MERGER. . . . . . . . . . . . . . . . . . . . .   7

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . .   8

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF FHNC. . . . . . . . . . . . .  15

ARTICLE V  COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE VI  CONDITIONS TO CONSUMMATION. . . . . . . . . . . . . . . . . . .  23

ARTICLE VII  TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE VIII  OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . .  27

EXHIBITS:
Exhibit A:  Form of Bank Merger Agreement
Exhibit B:  Form of Option and Warrant Letter
Exhibit C:  Form of Affiliate Letter
Exhibit D:  Form of Employment Agreement
Exhibit E:  Form of Consulting Agreement
Exhibit F:  Form of Non-Compete Agreement


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
                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

     AGREEMENT AND PLAN OF MERGER, dated as of March 15, 2005, by and between FIRST HORIZON NATIONAL CORPORATION ("FHNC") and WEST METRO FINANCIAL SERVICES, INC. ("Seller"). Capitalized terms used in this Agreement are defined below in
Article  VIII.

                                    RECITALS

     (A)     SELLER.  Seller  is  a  bank  holding  company registered under the
             -------
BHCA, and is the beneficial owner and holder of record of all of the issued and outstanding shares of capital stock of Seller Bank. The board of directors of Seller deems it in the best interest of Seller, Seller Bank, and Seller's shareholders to merge Seller with and into FHNC, with FHNC surviving the merger on the terms and conditions set forth in this Agreement (the "Merger").

     (B)     FHNC.  FHNC  is  a  financial  holding company registered under the
             ----
BHCA, and the board of directors of FHNC deems the Merger to be in the best interest of FHNC and the shareholders of FHNC.

     (C)     INTENTION  OF  THE  PARTIES.  It is the intention of the parties to
             ----------------------------
this Agreement that for federal income tax purposes the Merger qualify as a "reorganization" within the meaning of Section 368 of the Code.

     In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, FHNC and Seller adopt and make this Agreement and prescribe the terms and conditions of this Agreement and the manner and basis of carrying it into effect, which shall be as follows:

                                    ARTICLE I

                                   THE MERGER

     (A)     THE MERGER.  On the Effective Date, Seller will merge with and into
             ----------
FHNC, with FHNC being the Surviving Corporation, pursuant to the provisions of, and with the effects provided in, the Tennessee Business Corporation Act and the Georgia Business Corporation Code. At the Effective Time, the charter and bylaws of FHNC (as the Surviving Corporation) shall be the charter and bylaws of FHNC in effect immediately prior to the Effective Time. At the Effective Time, the directors and officers of FHNC shall be the directors and officers of the Surviving Corporation.

     (B)     EFFECTIVE DATE AND EFFECTIVE TIME.  On the last Business Day of the
             ---------------------------------
month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of this Agreement are satisfied or waived or, at FHNC's option, the first Business Day of the next succeeding month, or on such earlier or later date as may be agreed by the parties, articles of merger shall be executed in accordance with Applicable Law and shall be filed as required by Applicable Law, and the Merger provided for herein shall become effective upon the date of such filing (the "Effective

Date"). The "Effective Time" of the Merger shall be 4:01 p.m. in the State of Tennessee on the Effective Date (or such other time on the Effective Date as may be agreed by the parties and set forth in the articles of merger).

     (C)     CONVERSION  OF SHARES.  By  virtue of the Merger, automatically and
             ---------------------
without any action on the part of the holder thereof, at the Effective Time, all of the Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held directly or indirectly by FHNC, except in a fiduciary capacity or in satisfaction of a debt previously contracted, and other than shares held in the treasury of Seller, which shares shall be canceled, retired and cease to exist by virtue of the Merger and without any payment made in respect thereof) shall be converted into the right to receive cash and shares of FHNC Common Stock, as described below (collectively, the "Merger Consideration"):

          (1) Each Seller Shareholder may elect to take all or a portion of the consideration to be received in the Merger in cash; subject to the aggregate limitation set forth in Article I(C)(3) (the "Cash Consideration"). If a Seller Shareholder elects to receive in cash all or a portion of the Merger Consideration, the amount of cash to be delivered in exchange for each share of Seller Common Stock shall be determined by multiplying the number of shares of Seller Common Stock held by the Seller Shareholder for which it elects to receive cash by the Price Per Share. The Price Per Share is $22.44.

          (2) Each Seller Shareholder may elect to take all or a portion of the Merger Consideration to be received in the Merger in FHNC Common Stock, subject to the aggregate limitation set forth in Article I(C)(3) (the "Stock Consideration"). If a Seller Shareholder elects to receive in FHNC Common Stock all or a portion of the Merger Consideration, the number of shares of FHNC Common Stock to be exchanged for each share of Seller Common Stock shall be determined by multiplying the number of shares of Seller Common Stock held by the Seller Shareholder for which it elects to receive FHNC Common Stock by the Conversion Price. The Conversion Price is the quotient of (i) the Price Per Share divided by (ii) the FHNC Common Stock Average Price. The FHNC Common Stock Average Price shall be equal to the average of the closing prices of the FHNC Common Stock on the NYSE, as reported by the Wall Street Journal for the twenty (20) Business Days immediately prior to the fifth Business Day preceding the Effective Date (the "Calculation Period"). Solely for purposes of this definition, a Business Day shall be a day on which the NYSE is open for trading.

          (3)     The  aggregate  Cash  Consideration  to  be  paid  pursuant to
     Article I(C)(1) above shall not be less than $11,000,000 (the "Cash Threshold") or more than $13,000,000 (the "Cash Cap"). For purposes of determining the Cash Threshold and Cash Cap, Dissenting Shareholders shall be deemed to have elected to receive Cash Consideration unless such Dissenting Shareholders shall effectively withdraw or lose (through failure to perfect or otherwise) their right to payment as a dissenting shareholder under Applicable Law at or prior to the Effective Time. In addition, for purposes of calculating the Cash Threshold and the Cash Cap, the cash to be received by holders of Options and Warrants pursuant to Article I(F) shall be included in the calculation.


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
          (4) Each share of FHNC Common Stock issued and outstanding at the Effective Time shall remain outstanding and unchanged as a result of the Merger and, together with the shares of FHNC Common Stock issuable in the Merger, shall as of the Effective Time constitute all of the issued and outstanding shares of the common capital stock of FHNC.

          (5) Subsequent to the date of this Agreement but prior to the Effective Date, if the outstanding shares of FHNC Common Stock shall be increased, decreased, changed into or exchanged for a different number or class of shares by reason of any reclassification, recapitalization, stock split or reverse stock split, split-up or if a stock dividend thereon shall be declared with a record date within such period, or by reason of a combination or exchange of shares in a transaction in which FHNC is effectively acquired, or other like changes in FHNC's capitalization shall have occurred, the Merger Consideration shall be adjusted accordingly. This subsection (5) does not apply to transactions in which FHNC or one of its subsidiaries is effectively the acquiring entity.

          (6) No fractional shares of FHNC Common Stock and no certificates or scrip or other evidence of ownership will be issued in the Merger. Instead, FHNC shall pay to each Seller Shareholder who would otherwise be entitled to a fractional share, an amount in cash determined by multiplying such holder's fractional interest by the FHNC Common Stock Average Price.

     (D)     ELECTION  OF  MERGER  CONSIDERATION.
             -----------------------------------

          (1) Each Seller Shareholder may elect whether to receive Cash Consideration, Stock Consideration, or a combination of Cash Consideration and Stock Consideration. Such elections shall be made on a Form of Election. Holders of record of shares of Seller Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Seller Common Stock held by each such Representative for a particular beneficial owner.

          (2) FHNC and Seller shall mail the Form of Election to all Persons who are holders of Seller Common Stock on the record date for the Seller's meeting of its shareholders to vote upon this Agreement. A Form of Election must be received by the Exchange Agent in the manner described below no later than by the close of business on the Business Day which is three Business Days immediately prior to the Effective Time (the "Election Deadline") in order to be effective. All elections will be irrevocable.

          (3) Elections shall be made by holders of Seller Common Stock by mailing, faxing or otherwise delivering to the Exchange Agent, in a manner reasonably acceptable to FHNC, a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent. FHNC will have the reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The decision of FHNC (or the Exchange Agent) in such matters shall be conclusive and binding. Neither FHNC nor the


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     Exchange  Agent  will  be  under any obligation to notify any Person of any defect  in  a  Form  of  Election.

          (4) A holder of Seller Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election
     Deadline shall be deemed to have made an election for Cash Consideration for 37.5% of the shares of Seller Common Stock and Stock Consideration for 62.5% of the shares of Seller Common Stock held by the Seller Shareholder (a "Combination Election"), unless such Combination Election would result in violating either Cash Cap or the Cash Threshold. In either such event, those shareholders who either do not timely or correctly submit a Form of Election, shall be deemed to have made an election for that combination of Stock Consideration and Cash Consideration which is not violative of either the Cash Cap or the Cash Threshold, after taking into effect the elections of those shareholders who have timely and correctly submitted their Forms of Election. If FHNC or the Exchange Agent shall determine that any purported election was not properly made, such purported election shall be deemed to be of no force and effect and the holder of shares of Seller Common Stock making such purported election shall for purposes hereof be deemed to have made a Combination Election.

          (5) All shares of Seller Common Stock in which a Seller Shareholder has elected Cash Consideration are referred to herein as "Cash Election Shares." All shares of Seller Common Stock in which a Seller Shareholder has elected Stock Consideration are referred to herein as "Stock Election Shares." If, after the results of the Forms of Election are calculated, the number of shares of Seller Common Stock to be converted into Cash Consideration exceeds the Cash Cap, the Exchange Agent shall, after the Election Deadline but prior to the Effective Time, determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the number of such shares electing Cash Consideration to the Cash Cap. All holders who have Cash Election Shares shall, on a pro rata basis, have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Cash Cap is not exceeded. If, after the results of the Forms of Election are calculated, the number of shares of Seller Common Stock to be converted into Cash Consideration is below the Cash Threshold, the Exchange Agent, after the Election Deadline but prior to the Effective Time, shall determine the number of Stock Election Shares which must be redesignated as Cash Election Shares in order to increase the amount of such cash to the Cash Threshold. All holders who have Stock Election Shares shall, on a pro rata basis, have such number of their Stock Election Shares redesignated as Cash Election Shares so that the Cash Threshold is achieved. Notwithstanding the foregoing, no redesignation shall be effected for a holder who has made an election to receive Cash Consideration but, as a result of such redesignation, would receive fewer than 10 shares of FHNC Common Stock in exchange for all of such holder's shares of Seller Common Stock unless such redesignation is necessary for the Merger to qualify as a reorganization under Section 368 of the Code. In this event, the Cash Election Shares of the remaining holders of shares of Seller Common Stock shall be redesignated on a pro rata basis to reduce the aggregate Cash Consideration to the Cash Cap. Holders who make Combination Elections will be subject to the redesignation procedures set forth in Article I(D)(4) hereinabove. Dissenting Stockholders who are deemed to have made an election for Cash


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
     Consideration shall not be subject to the redesignation procedure described herein. The Exchange Agent shall make all computations contemplated by this Article and all such computations shall be conclusive and binding on the holders of Seller Common Stock.

     (E)     DISSENTING  SHARES.  No outstanding share of Seller Common Stock as
             -------------------
to which a Dissenting Shareholder has exercised dissenters rights under Applicable Law shall be converted into or represent a right to receive the Merger Consideration, and the Dissenting Shareholder shall be entitled only to such rights as are granted by Applicable Law. Seller shall give FHNC prompt notice upon receipt by Seller of any such written demands for payment of the fair value of the shares of Seller Common Stock and of withdrawals of such demands and any other instruments provided pursuant to Applicable Law from a Dissenting Shareholder. FHNC shall direct all negotiations and proceedings with respect to such Dissenting Shareholder. Seller shall not, without the prior written consent of FHNC, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. If any Dissenting Shareholder shall effectively withdraw or lose his right to such payment prior to or after the Effective Time, such holder's shares of Seller Common Stock shall be automatically converted into the right to receive the Merger Consideration in accordance with this Agreement, without any interest, as if such holder had made a Combination Election.

     (F)     STOCK  OPTIONS AND WARRANTS.  Seller has issued options to purchase
             ----------------------------
113,000  shares  of  Seller  Common  Stock  ("Options") and warrants to purchase
300,000 shares of Seller Common Stock ("Warrants"). Prior to the Effective Time, Seller shall cause each holder of an Option or Warrant to execute and deliver an agreement in substantially the form of EXHIBIT B pursuant to which such holder agrees to sell to FHNC, effective at the Effective Time, such Option for cash or, in the case of a holder of a Warrant, for either cash or shares of FHNC Common Stock. The cash payment shall be calculated as an amount equal to the number of shares of Seller Common Stock specified in such Warrant or Option times the Price Per Share less the aggregate exercise price for all shares of Seller Common Stock specified in such Warrant or Option, subject to required withholding taxes, if any. If a holder of a Warrant elects to receive shares of FHNC Common Stock in lieu of cash, the number of shares of FHNC Common Stock shall be calculated as the number of shares equal to the number of shares of Seller Common Stock specified in such Warrant times the Conversion Price less the aggregate exercise price for all shares of Seller Common Stock specified in such Warrant, subject to required withholding taxes, if any.

     (G)     PROCEDURES.  Certificates  which  represent shares of Seller Common
             ----------
Stock that are outstanding at the Effective Time (each, a "Certificate") and are converted into the right to receive the Merger Consideration pursuant to the Merger shall, after the Effective Time, be exchangeable by the holders thereof in the manner provided in the transmittal materials described below.

          (1) As promptly as practicable after the Effective Date, FHNC or a third party employed to act as exchange agent (the "Exchange Agent"), who if a third party shall be reasonably acceptable to Seller, shall send to each holder of record of shares of Seller Common Stock outstanding at the Effective Time transmittal materials for use in exchanging the Certificates for the Merger Consideration. Upon surrender of a Certificate, together with a duly executed letter of transmittal and any other reasonably


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
     required documents, the holder of such Certificate shall be entitled to receive, in exchange for the Certificate, the Merger Consideration to which such holder is entitled, and such Certificate shall be cancelled. If any such delivery is to be made in whole or in part to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or exchange that the Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of FHNC or its agent that such tax either has been paid or is not payable.

          (2) No holder of Seller Common Stock who elects Stock Consideration shall be entitled to exercise any rights as a shareholder of FHNC until such holder shall have properly surrendered its Certificate(s) (together with all required documents) as set forth above. No dividend or other distribution payable after the Effective Time with respect to the FHNC Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder properly surrenders such Certificate (together with all required documents), at which time such holder shall receive all dividends and distributions, without interest, previously withheld from such holder pursuant to this Agreement. After the Effective Time, there shall be no transfers on the stock transfer books of Seller of shares of Seller Common Stock which were issued and outstanding at the Effective Time and converted pursuant to the provisions of the Merger into the right to receive the Merger Consideration. If after the Effective Time, Certificates are presented for transfer to Seller, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article.

          (3) After the Effective Time, holders of Seller Common Stock shall cease to be, and shall have no rights as, shareholders of Seller, other than to receive the Merger Consideration.

          (4) Notwithstanding the foregoing, neither FHNC nor Seller nor any other Person shall be liable to any former holder of shares of Seller Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws.

          (5) In the event any Certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the Person claiming such Certificate to be lost, stolen or destroyed and the receipt by FHNC of appropriate and customary indemnification including, when appropriate, the posting of bond, FHNC will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration, deliverable in respect thereof as determined in accordance with this Article I.

     (H)     BANK  MERGER.  FHNC  and  Seller will take all action necessary and
             ------------
appropriate to cause their respective subsidiaries FTB and Seller Bank to enter into a merger agreement and to merge (the "Bank Merger") simultaneously with or, if such Bank Merger cannot be effected simultaneously with, immediately after the consummation of the Merger, pursuant to the provisions of Applicable Law. A form of the Bank Merger Agreement is attached hereto as EXHIBIT A. At the effective time of the Bank Merger (the "Effective Time"), the articles of association and bylaws of FTB shall be the articles of association and bylaws immediately prior to the Effective Time of the Bank Merger, until duly amended in accordance with their terms. At the Effective Time of the Bank Merger, the directors and officers of FTB shall be the directors and officers of FTB immediately prior to the Effective Time of the Bank Merger.

     (I)     RIGHT  TO REVISE THE STRUCTURE OF THE TRANSACTION.  FHNC shall have
             -------------------------------------------------
the right, in its sole discretion to revise the structure of the Merger in order to achieve tax benefits or for any other reason which FHNC may deem advisable; provided, however, that FHNC shall not have the right, without the approval of the board of directors of Seller, to make any revision to the structure of the Merger which (i) changes the amount, form or nature of the Merger Consideration, including specifically the registered nature of any Stock Consideration; (ii) changes the intended tax-deferred effect of the Merger; or (iii) materially impedes or delays consummation of the transactions contemplated by this Agreement. FHNC may exercise this right of revision by giving written notice to Seller in the manner provided in this Agreement.

                                   ARTICLE II

                             ACTIONS PENDING MERGER

     Prior to the earlier of the Effective Time or termination of this Agreement by either party,

     (A)     Without  the  prior  written  consent  of  FHNC,  Seller  will not:

          (1) make, declare or pay any dividend on Seller Common Stock or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock (other than in a fiduciary capacity or in respect of a debt previously contracted in good faith) or authorize the creation or issuance of or issue or sell any additional shares of Seller's capital stock, or grant any Rights to subscribe for or acquire shares of its capital stock;

          (2) merge or consolidate or permit any Seller Subsidiary to merge or consolidate with any other entity or engage in any similar transaction.

     (B) Without the prior written consent of FHNC, which consent will not be unreasonably withheld, delayed, or conditioned, Seller will not and will not permit any Seller Subsidiary to:

          (1) pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees, except in the ordinary course of business consistent with past practice, or enter into any employment contracts with any Persons;

          (2) enter into or modify or permit any Seller Subsidiary to enter into or modify (except as may be required by Applicable Law and except for the renewal of any existing plan or arrangement in the ordinary course of business consistent with past practice) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, except as expressly contemplated by this Agreement;

          (3) substantially modify the manner in which Seller and the Seller Subsidiaries have heretofore conducted their business, taken as a whole, or amend their articles of incorporation, articles of association, or bylaws;

          (4) except for transactions in the ordinary course of its banking business, sell, dispose of or discontinue or permit any Seller Subsidiary to sell, dispose or discontinue any of its business, assets (including investment securities) or property;

          (5) except for the acquisition of loans, investment securities and cash equivalent assets in the ordinary course of its banking business, acquire (other than through foreclosure or satisfaction in whole or in part of indebtedness owed Seller) any assets or business that is material to such party;

          (6) except in the ordinary course of its banking business, enter into off-balance sheet transactions;

          (7) take any other action not in the ordinary course of business of it and its subsidiaries, taken as a whole; or

          (8) directly or indirectly agree to take any of the foregoing actions.

     In the event Seller requests FHNC's consent to any such action, and FHNC has not replied to Seller by refusing such consent, together with reasonable supporting information for such refusal, within five business days of FHNC's receipt of its request for approval, such action shall be deemed consented to by FHNC.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as disclosed in the Seller Disclosure Letter, Seller represents and warrants to FHNC the following:

     (A)     ORGANIZATION.  Seller  is  a  corporation  duly  organized, validly
             -------------
existing, and in good standing under the laws of the State of Georgia. Each Seller Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The deposit accounts of Seller Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection with such insurance have been paid when due.

     (B)     AUTHORITY AND QUALIFICATION.  Seller and each Seller Subsidiary has
             ---------------------------
the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which either individually or in the aggregate will not have a Material Adverse Effect) where such qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect.

     (C)     CAPITALIZATION.  As  of  the  date  of  this  Agreement, Seller has
             ---------------
2,000,000 authorized shares of preferred stock, no par value, with no shares of preferred stock outstanding, 10,000,000 authorized shares of common stock, par value $1.00 per share, of which 1,200,000 shares are issued and outstanding and 113,000 shares are reserved for issuance pursuant to Seller's 2001 Stock
Incentive Plan, as amended, and 300,000 shares are reserved for issuance pursuant to organizer warrants (no other class of capital stock being authorized). Other than the shares of Seller Common Stock reserved under the 2001 Stock Incentive Plan, as amended, and the organizer warrants, Seller has no shares of its capital stock reserved for issuance, and there are no outstanding Rights to subscribe for or acquire from Seller any shares of its capital stock. Seller and each Seller Subsidiary's outstanding shares of capital stock are duly authorized, validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights.

     (D)     OWNERSHIP  OF  SELLER  SUBSIDIARIES.  Seller  has  identified  each
             ------------------------------------
Seller Subsidiary in the Seller Disclosure Letter. Seller owns all of the issued and outstanding shares of common stock of each of the Seller Subsidiaries. The shares of capital stock of each Seller Subsidiary are owned by Seller free and clear of all liens, claims, encumbrances and restrictions on transfer (other than those imposed by Applicable Law) and there are no rights with respect to such capital stock.

     (E)     CORPORATE BOOKS AND RECORDS.  The respective minute books of Seller
             ----------------------------
and each Seller Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors through the date of this Agreement.

     (F)     VALIDITY OF AGREEMENT.  This Agreement has been validly approved by
             ----------------------
the board of directors of Seller. Subject to approval of this Agreement by the Seller Shareholders and subject to receipt of Required Regulatory Authority Approvals, this Agreement is a valid and binding agreement of Seller enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (G)     NO BREACHES OR VIOLATIONS.  The execution, delivery and performance
             --------------------------
of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby by it will not, constitute (l) a breach or violation of, or a default under, any Applicable Law, which breach, violation or default, individually or collectively, will have a Material Adverse Effect, or enable any Person to enjoin any of the transactions contemplated hereby or (2) a breach or violation of, or a default under, the certificate or articles of incorporation (or articles of association) or bylaws of Seller or any Seller Subsidiary; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, other than the Required Regulatory Authority Approvals and the approval of the Seller Shareholders and other than any consents and approvals the absence of which will not have a Material Adverse Effect.

     (H)     REPORTS.  As  of  their  respective  dates, neither Seller's Annual
             --------
Report on Form 10-K for the fiscal year ended December 31, 2003, nor any other document filed subsequent to December 31, 2003 under the Exchange Act with the SEC nor, Seller's interim unaudited monthly consolidated financial report for the period ended September 30, 2004, nor any call reports filed with the FDIC or financial reports filed with the Federal Reserve (collectively the "Seller Reports") contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the Seller Reports (including the related notes and schedules) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flow and changes in financial position or equivalent statements in or incorporated by reference into its Seller Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements or reports, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP (or, with respect to the Seller Reports filed with the applicable Regulatory Authority, in accordance with regulatory accounting principles), consistently applied during the periods involved, except as may be noted therein.

     (I)     INTERNAL  CONTROLS.  Seller  and  each  Seller  Subsidiary  has
             -------------------
maintained a system of internal accounting and disclosure controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the Seller Reports in conformity with GAAP (or, with respect to the Seller Reports filed with the applicable
Regulatory Authority, in accordance with regulatory accounting principles) and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

     (J)     ABSENCE  OF  UNDISCLOSED LIABILITIES.  Seller has no obligations or
             -------------------------------------
liabilities (whether absolute, accrued, contingent or otherwise) which are not disclosed in the Seller Reports, the omission of which would singly or in the aggregate have a Material Adverse Effect. Since the date of Seller's most recent Seller Reports filed with the SEC, it has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature except liabilities or obligations incurred in the ordinary course of business or which would not singly or in the aggregate have a Material Adverse Effect.

     (K)     NO  MATERIAL  ADVERSE  CHANGE.  There has been no adverse change in
             ------------------------------
the financial condition of Seller and Seller Subsidiaries, taken as a whole, since December 31, 2004 which has had a Material Adverse Effect.

     (L)     INSURANCE.  True  and  correct  copies  of  all  insurance policies
             ----------
presently in force covering the Seller, any Seller Subsidiary, or their officers, directors, employee, or properties have previously been disclosed to FHNC and are listed in the Seller Disclosure Letter (the "Insurance Policies"). The Insurance Policies (i) provide adequate insurance coverage for the assets and the operations of Seller and Seller Subsidiaries for the risks normally insured against by businesses conducting comparable lines of business as the Seller; (ii) are sufficient for compliance with all contractual requirements to which the Seller and the Seller Subsidiaries are parties; (iii) will continue in full force and effect following the consummation of the Merger; and (iv) do not provide for any retrospective premium adjustment or other experience based liability on the part of the Seller or the Seller Subsidiaries. Seller has not received notice from any insurance carrier that (i) such Insurance Policies will be canceled or that coverage will be reduced or eliminated, or (ii) premium costs with respect to the Insurance Policies will be materially increased.

     (M)     LOANS.  Each  loan  reflected  as  an  asset  of Seller in the most
             ------
recent Seller Report or acquired or originated since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, or other similar laws affecting the enforceability of creditors' rights generally, and no loan is subject to any asserted defense, offset, or counterclaim known to Seller. Except as previously disclosed to FHNC in the Seller Disclosure Letter, Seller Bank does not have any loan which has been (or should have been in management's reasonable opinion) classified as "Other Assets Especially Mentioned," Substandard," "Doubtful" or "Loss," or similar classification.

     (N)     INVESTMENTS.  Except for investments classified as held-to-maturity
             ------------
as prescribed under the Financial Accounting Standards Board Statement Number 115, and pledges to secure public or trust deposits, none of the investments reflected in the Seller Reports is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Seller and the Seller Subsidiaries freely to dispose of such investments at any time, other than may be imposed by Applicable Law. With respect to all repurchase agreements to which Seller or the Seller Subsidiaries are a party, Seller or the Seller Subsidiaries, as the case may be, have a valid, perfected first lien or security interest in the collateral securing such repurchase agreement which equals or exceeds the amount of debt secured by such collateral under such agreement.

     (O)     INTELLECTUAL  PROPERTY.  Seller and the Seller Subsidiaries own, or
             -----------------------
are licensed or otherwise possess legally enforceable rights to use all Intellectual Property that are used in their businesses as currently conducted. Seller has not received notice of and does not have any knowledge of any potential claim of any infringement on any of its Intellectual Property.

     (P)     RELATED  PARTY  TRANSACTIONS.  Except  as  described  in the Seller
             -----------------------------
Reports, neither Seller nor any Seller Subsidiary is a party to any transaction with any Affiliate of Seller (except a Seller Subsidiary). All such transactions identified in the Seller Reports (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features. No loan or credit accommodation to any Affiliate of Seller is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.

     (Q)     TAXES.  All material federal, state, local, and foreign tax returns
             ------
required to be filed by or on behalf of Seller or any Seller Subsidiary have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such returns filed are complete and accurate in all material respects. All taxes owed by Seller have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with GAAP). As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any taxes of Seller and Seller is not aware of any basis for the assertion of any claim for any tax deficiency for which adequate provision has not been made on its balance sheet that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to Seller have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with GAAP). Seller has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

     (R)     ABSENCE  OF  LITIGATION  OR  REGULATORY  ACTIONS.
             -------------------------------------------------

          (1) No litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against Seller or any Seller Subsidiary, which in the reasonable judgment of Seller's management is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to Seller's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated, and, to Seller's knowledge, there are no facts or circumstances which could form the reasonable basis for any claim, action or proceeding (including, but not limited to, a claim for violation of any state or federal fair lending laws or regulations) which is likely to have a Material Adverse Effect or prevent consummation of the transactions contemplated hereby.

          (2) Neither Seller nor any Seller Subsidiary is subject to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or is subject to any board resolutions at the request of the applicable Regulatory Authority, nor has it been advised by any Regulatory Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

     (S)     MATERIAL  CONTRACTS.  Except  for  this  Agreement and arrangements
             --------------------
made in the ordinary course of business, neither Seller nor any Seller Subsidiary is bound by any Material Contract to be performed after the date hereof that has not been filed with or incorporated by reference in the Seller Reports. Each of the Material Contracts is in full force and effect. Neither Seller nor any Seller Subsidiary (nor, to Seller's knowledge, any other party) has breached any provision or is in default of any Material Contract.

     (T)     EMPLOYEE  BENEFIT  PLANS.  All "employee benefit plans", as defined
             -------------------------
in Section 3(3) of ERISA, that cover Seller's or any Seller Subsidiary's employees comply in all material respects with all applicable requirements of ERISA, the Code and other Applicable Laws and no event has occurred and, to its knowledge, no fact or circumstance exists with respect to any employee benefit plan now or previously existing which would result in a Material Adverse Effect on Seller. Neither Seller nor any Seller Subsidiary has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under
Section 502(i) of ERISA or Section 4975 of the Code. No material liability to the Pension Benefit Guaranty Corporation has been or is expected by Seller to be incurred with respect to any such plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code. No Pension Plan had an "accumulated funding deficiency" as defined in Section 302 of ERISA (whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof. The fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof. No notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof. Neither Seller nor any Seller Subsidiary has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code. Neither Seller nor any Seller Subsidiary has contributed to a "multiemployer plan" as defined in Section 3(37) of ERISA. Except as disclosed in the Seller Disclosure Letter, neither Seller nor any Seller Subsidiary has any obligations for retiree health and life benefits under any benefit plan, contract or arrangement.

     (U)     TITLE  TO  PROPERTY.  Seller  and  each  Seller Subsidiary has good
             --------------------
title to its properties and assets (other than property as to which it is lessee), free and clear of any Encumbrances, except for such defects in title which would not, in the aggregate, have a Material Adverse Effect.

     (V)     REGULATORY  APPROVALS.  Seller  knows of no reason why the Required
             ----------------------
Regulatory Approvals should not be obtained without the imposition of any condition of the type which would reduce the benefits of the transactions contemplated hereby to such a degree that FHNC would not have entered into this Agreement had such conditions or requirements been known at the date hereof.

     (W)     ALLOWANCE FOR LOAN LOSSES.  Seller Bank's reserve for possible loan
             --------------------------
losses as shown (i) in Seller's Report for the fiscal year ended December 31, 2003, was adequate in all material respects under GAAP applicable to banks and safe and sound banking practices; and (ii) in Seller Bank's unaudited interim consolidated financial report at December 31, 2004 was, in its opinion, adequate in all material respects under GAAP applicable to banks and safe and sound banking practices. The net book value of any of Seller Bank's assets acquired through foreclosure in satisfaction of problem loans ("ORE") is carried on the balance sheet in the Seller Reports at fair value at the time of acquisition less estimated selling costs which approximate the net realizable value of the ORE in accordance with GAAP.

     (X)     COMPLIANCE  WITH  LAWS.  Seller  and the Seller Subsidiaries are in
             -----------------------
compliance with all Applicable Laws, except where the failure to comply would not have a Material Adverse Effect. Seller and each Seller Subsidiary has all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect. All such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to Seller's knowledge, no suspension or cancellation of any of them is threatened.

     (Y)     LABOR  RELATIONS.  Neither  Seller  nor  any Seller Subsidiary is a
             -----------------
party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Seller or any Seller Subsidiary the subject of a proceeding asserting that Seller or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving Seller or any Seller Subsidiary pending or threatened.

     (Z)     BROKER  FEES.  Except  for  services  performed for Seller by Burke
             -------------
Capital Group, L.L.C., neither Seller nor any Seller Subsidiary, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Seller or any Seller Subsidiary, in connection with this Agreement or the transactions contemplated hereby.

     (AA)    NO UNTRUE STATEMENTS.  The information to be supplied by Seller for
             ---------------------
inclusion in (1) the Registration Statement or (2) the Proxy Statement/Prospectus will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of Shareholders contemplated under this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (BB)    ENVIRONMENTAL LAWS.  To the knowledge of Seller, neither Seller nor
             -------------------
any Seller Subsidiary has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to singly or in the aggregate have a Material Adverse
Effect on Seller. To the knowledge of Seller, none of the Loan Portfolio Properties and Other Properties Owned by Seller or any Seller Subsidiary has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities which singly or in the aggregate will not have a Material Adverse Effect on Seller. To the knowledge of Seller, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by Seller or any Seller Subsidiary under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which will not have or result in a Material Adverse Effect.

     (CC)    FULL DISCLOSURE.  No representation or warranty of Seller contained
             ----------------
in this Agreement or in any agreement, document or certificate delivered by Seller to FHNC pursuant to this Agreement (i) contains or at the Effective Time will contain any untrue statement of a material fact or (ii) omits or at the Effective Time will omit to state a material fact necessary to make the statements herein or herein, in light of the circumstances under which such statements were or will be made, not misleading.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF FHNC

          FHNC represents and warrants to Seller as follows:

     (A)     ORGANIZATION.  FHNC  is  a  corporation  duly  organized,  validly
             -------------
existing, and in good standing under the laws of the State of Tennessee. Each FHNC Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The deposit accounts of FTB are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection with such insurance have been paid when due.

     (B)     AUTHORITY AND QUALIFICATION.  FHNC has the power and authority, and
             ---------------------------
is duly qualified in all jurisdictions (except for such qualifications the absence of which either individually or in the aggregate will not have a Material Adverse Effect) where such qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect.

     (C)     CAPITALIZATION.  As  of  February  28,  2005,  FHNC  has 5,000,0000
             ---------------
authorized shares of preferred stock, no par value, of which no shares are issued or outstanding, and 400,000,000 authorized shares of common stock, par value $.625 per share, of which 123,923,396 shares are issued and outstanding. FHNC's outstanding shares of FHNC Common Stock are duly authorized, validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. The shares of FHNC Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

     (D)     VALIDITY OF AGREEMENT.  This Agreement has been validly approved by
             ----------------------
the board of directors of FHNC. Subject to receipt of Required Regulatory Authority Approvals, this Agreement is a valid and binding agreement of FHNC enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (E)     NO BREACHES OR VIOLATIONS.  The execution, delivery and performance
             --------------------------
of this Agreement by FHNC does not, and the consummation of the transactions contemplated hereby by it will not, constitute (l) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or to which it (or any of its properties) is subject, which breach, violation or default, individually or collectively, will have a Material Adverse Effect, or enable any Person to enjoin any of the transactions contemplated hereby or (2) a breach or violation of, or a default under, the charter or bylaws of FHNC; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the Required Regulatory Approvals and other than any consents and approvals the absence of which will not have a Material Adverse Effect.

     (F)     REPORTS.  As  of  their  respective  dates,  neither  FHNC's Annual
             --------
Report on Form 10-K for the fiscal year ended December 31, 2003, nor any other document filed subsequent to December 31, 2003 under the Exchange Act with the SEC nor any call reports filed with the FDIC or financial reports filed with the Federal Reserve (collectively the "FHNC Reports") contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the FHNC Reports (including the related notes and schedules) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flow and changes in financial position or equivalent statements in or incorporated by reference into its FHNC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements or reports, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP (or, with respect to the FHNC Reports filed with the applicable Regulatory Authority, in accordance with regulatory accounting principles), consistently applied during the periods involved, except as may be noted therein.

     (G)     INTERNAL  CONTROLS.  FHNC and each FHNC Subsidiary has maintained a
             -------------------
system of internal accounting and disclosure controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the FHNC Reports in conformity with GAAP (or, with respect to the FHNC Reports filed with the applicable Regulatory Authority, in accordance with regulatory accounting principles) and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

     (H)     ABSENCE  OF  UNDISCLOSED  LIABILITIES.  FHNC  has no obligations or
             --------------------------------------
liabilities (whether absolute, accrued, contingent or otherwise) which are not disclosed in the FHNC Reports, the omission of which would singly or in the aggregate have a Material Adverse Effect. Since the date of FHNC's most recent FHNC Report filed with the SEC, it has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature except liabilities or obligations incurred in the ordinary course of business or which would not singly or in the aggregate have a Material Adverse Effect.

     (I)     NO  MATERIAL  ADVERSE  CHANGE.  There has been no adverse change in
             ------------------------------
the financial condition of FHNC and the FHNC Subsidiaries, taken as a whole, since December 31, 2003 which has had a Material Adverse Effect.

     (J)     BROKER/FINDER  FEES.  Neither FHNC nor any FHNC Subsidiary, nor any
             --------------------
of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for FHNC or any of its subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

     (K)     ABSENCE  OF  LITIGATION  OR  REGULATORY  ACTIONS.
             -------------------------------------------------

          (1) No litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against FHNC or any FHNC Subsidiary, which in the reasonable judgment of FHNC's management is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to FHNC's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated, and, to FHNC's knowledge, there are no facts or circumstances which could form the reasonable basis for any claim, action or proceeding (including, but not limited to, a claim for violation of any state or federal fair lending laws or regulations) which is likely to have a Material Adverse Effect or prevent consummation of the transactions contemplated hereby.

          (2) Neither FHNC nor any FHNC Subsidiary is subject to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or is subject to any board resolutions at the request of the applicable Regulatory Authority, nor has it been advised by any Regulatory Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

     (L)     REGULATORY  APPROVALS.  FHNC  knows  of  no reason why the Required
             ----------------------
Regulatory Approvals should not be obtained without the imposition of any condition of the type which would reduce the benefits of the transactions contemplated hereby to such a degree that Seller would not have entered into this Agreement had such conditions or requirements been known at the date hereof.

     (M)     COMPLIANCE  WITH  LAWS.  FHNC  and  the  FHNC  Subsidiaries  are in
             -----------------------
compliance with all Applicable Laws, except where the failure to comply would not have a Material Adverse Effect. FHNC and each FHNC Subsidiary has all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect. All such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to FHNC's knowledge, no suspension or cancellation of any of them is threatened.

     (N)     NO  UNTRUE  STATEMENTS.  The information to be supplied by FHNC for
             -----------------------
inclusion in (1) the Registration Statement or (2) the Proxy Statement/Prospectus will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of Shareholders contemplated under this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (O)     FULL  DISCLOSURE.  No  representation or warranty of FHNC contained
             -----------------
in this Agreement or in any agreement, document or certificate delivered by FHNC to Seller pursuant to this Agreement (i) contains or at the Effective Time will contain any untrue statement of a material fact or (ii) omits or at the Effective Time will omit to state a material fact necessary to make the statements herein or herein, in light of the circumstances under which such statements were or will be made, not misleading

                                    ARTICLE V
                                    COVENANTS

     FHNC hereby covenants to Seller, and Seller hereby covenants to FHNC, the following:

     (A)     BEST  EFFORTS.  It shall use its best efforts in good faith to take
             --------------
or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date and cooperate fully with the other party hereto to that end.

     (B)     SHAREHOLDER  MEETING.  In the case of Seller, it shall (1) take all
             ---------------------
steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement as soon as is reasonably practicable; (2) subject to the fiduciary duties of the directors, recommend to its shareholders that they approve this Agreement and use its best efforts to obtain such approval; (3) distribute to its shareholders the Proxy Statement/Prospectus in accordance with Applicable Law and with its organizational documents; and (4) cooperate and consult with FHNC with respect to each of the foregoing matters.

     (C)     COOPERATION.  It  will  cooperate  in the preparation and filing of
             ------------
the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by this Agreement as soon as is reasonably practicable.

     (D)     NOTICE  OF  REGISTRATION  STATEMENT  EFFECTIVENESS.  In the case of
             ---------------------------------------------------
FHNC, it will advise Seller, promptly after FHNC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of FHNC Common Stock issuable pursuant to this Agreement for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     (E)     COMPLIANCE WITH STATE SECURITIES LAWS.  In  the  case  of  FHNC, it
             --------------------------------------
shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

     (F)     PUBLIC ANNOUNCEMENT.  Subject to its disclosure obligations imposed
             --------------------
by Applicable Law, unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby. As to any disclosure obligation imposed by Applicable Law, it will deliver to the other party a copy of such press release or written notice as soon as practicable and in any event, prior to its issuance.

     (G)     GOVERNMENTAL  COMMUNICATIONS.  It  shall promptly furnish the other
             -----------------------------
party with copies of written communications received by it, or any of its respective Subsidiaries or Affiliates, from, or delivered by any of the foregoing to, any governmental body or agency in connection with or material to the transactions contemplated hereby.

     (H)     SHARING  OF  INFORMATION.
             -------------------------

          (1) Upon reasonable notice, Seller shall (and shall cause each Seller Subsidiary to) afford FHNC, and its officers, employees, counsel, accountants and other authorized representatives (collectively, "FHNC Agents") access, during normal business hours, to all of Seller's and each Seller Subsidiary's properties, books, contracts, tax returns, commitments and records; Seller shall enable the FHNC Agents to discuss its business affairs, condition (financial and otherwise), assets and liabilities with such third Persons, including, without limitation, its directors, officers, employees, accountants and counsel, as the other party considers necessary or appropriate. Seller shall and shall cause each Seller Subsidiary to furnish promptly to FHNC (a) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws since December 31, 2002, and (b) all other information concerning its business, properties and personnel as the other party hereto may reasonably request, provided that no investigation pursuant to this Article shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate this Agreement of, the other party hereto.

          (2) Seller will, upon request, furnish FHNC with all information concerning Seller, the Seller Subsidiaries, directors, officers, partners and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement or application made by or on behalf of FHNC, Seller or any of their respective Subsidiaries to any governmental body or agency in connection with or material to the Merger and the other transactions contemplated by this Agreement.

          (3) FHNC will not use any information obtained pursuant to this Section for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if the transaction contemplated by this Agreement is not consummated, FHNC will hold all information and documents obtained pursuant to this Article in confidence unless and until such time as such information or documents otherwise become publicly available or as FHNC is advised by counsel that any such information or document is required by Applicable Law to be disclosed, and in the event of the termination of this Agreement, it will deliver to the other party hereto all documents so obtained by it and any copies thereof. In the exercise of its rights pursuant to this Agreement, FHNC shall use its best efforts to minimize disruption to Seller's business operations and the business operations of the Seller Subsidiaries.

     (I)     NO SOLICITATION.  Neither Seller nor any of Seller Subsidiary shall
             ----------------
solicit or knowingly encourage inquiries or proposals with respect to, or, subject to the fiduciary duties of its directors, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a material portion of its assets (whether owned by Seller directly or owned by any Seller Subsidiary), or of a substantial equity interest in Seller or any business combination with Seller or any Seller Subsidiary other than as contemplated by this Agreement, and Seller shall instruct its officers, directors, agents, advisors and affiliates to comply with the above. Seller agrees that it shall notify FHNC immediately if any inquiries or proposals as described in this Article are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, Seller or any Seller Subsidiary.

     (J)     BREACHES.  It  shall  notify  the other party hereto as promptly as
             ---------
practicable of (1) any breach of any of its representations, warranties or agreements contained herein that could have a Material Adverse Effect and as to representations, warranties or agreements contained herein which do not specifically refer to Material Adverse Effect, of any material breach thereof, and (2) any change in its condition (financial or otherwise), properties, business, results of operations or prospects that could have a Material Adverse Effect.

     (K)     REGULATORY  FILINGS.
             --------------------

          (1) Each party shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies, including, in the case of FHNC, submission of applications for approval of this Agreement and the transactions contemplated hereby to the Federal Reserve, to the OCC, and to such other Regulatory Authorities as required by Applicable Law.

          (2) Each party shall (1) permit the other to review in advance and, to the extent practicable, will consult with the other party on all characterizations of the information relating to the other party and any of its respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental body or agency in connection with the transactions contemplated by this Agreement; and (2) consult with the other with respect to obtaining all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other party apprised of the status of matters relating to completion of the transactions contemplated herein.

     (L)     ACCOUNTING  MODIFICATIONS.  Prior  to  the  Effective  Time, Seller
             --------------------------
shall, consistent with GAAP, modify and change its and each of Seller Subsidiary's loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of FHNC; provided, however, that Seller shall not be obligated to take any such action pursuant to this Article unless and until FHNC acknowledges that all conditions to its obligation to consummate the Merger have been satisfied.

     (M)     INDEMNIFICATION.
             ----------------

          (1) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of Seller or any of Seller Subsidiary (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that FHNC shall indemnify and hold harmless, as and to the fullest extent permitted by Applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time).

          (2) FHNC shall pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Applicable Law upon receipt of any undertaking required by Applicable Law. The Indemnified Parties may retain one firm of counsel satisfactory to them, and FHNC shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that in the event that
                                       --------  -------
     the defendants in, or targets of, any such threatened or actual claim, action, suit, proceeding or investigation include more than one Indemnified Party, and any Indemnified Party shall have reasonably concluded based on the opinion of its own counsel, that there may be one or more legal defenses available to it or to another Indemnified Party which are in conflict with those available to FHNC, Seller or any other Indemnified Party, then such Indemnified Party may employ separate counsel to represent or defend it or any other Person entitled to indemnification and reimbursement hereunder with respect to any such claim, action, suit, proceeding or investigation in which it or such other Person may become involved or is named as defendant and FHNC shall pay the reasonable fees and expenses of such counsel.

          (3) FHNC will use its best efforts to assist in the vigorous defense of any such matter, provided that FHNC shall not be liable for any
                                  -------- ----
     settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and provided further that FHNC shall have no
                                        -------- -------
     obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by Applicable Law and in such event FHNC shall be reimbursed by such Indemnified Party for all expenses advanced on its behalf by FHNC.

          (4) Any Indemnified Party wishing to claim indemnification under this Article upon learning of any such claim, action, suit, proceeding or investigation, shall notify FHNC thereof, provided that the failure to so
                                                 --------
     notify shall not affect the obligations of FHNC under this Article except to the extent such failure to notify materially prejudices FHNC.

          (5) Notwithstanding the foregoing, no indemnification shall be provided the Indemnified Parties hereunder if the claim, action, suit, proceeding or investigation arises, in whole or in part, out of any material misrepresentation contained in this Agreement or material breach of covenants, representations, warranties or agreements contained in this Agreement by Seller or any Indemnified Party.

          (6) FHNC and Seller agree that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in Seller's articles of incorporation or by-laws, or similar governing documents of any of its Subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of not less than three (3) years from the Effective Time, provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

          (7) This Article is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of FHNC.

          (8) In the event FHNC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of FHNC assume the obligations set forth in this Article.

     (N)     SELLER AFFILIATES.  Seller shall use its best efforts to cause each
             ------------------
Person who is on the date hereof an Affiliate of Seller to execute and deliver to FHNC the written undertakings in substantially the form attached hereto as EXHIBIT C on the date this Agreement is executed and shall use its best efforts to cause any other Person who subsequently becomes an Affiliate of Seller to execute and deliver such written undertakings prior to the Effective Date.

     (O)     NO  ADVERSE ACTION.  Neither party shall take or agree or commit to
             -------------------
take any action which would cause it to be unable to consummate the Merger with reasonable dispatch, unless such action, agreement or commitment is otherwise required by Applicable Law. Neither party shall take any action unless otherwise required by Applicable Law, that would materially adversely affect the ability of either party or any Seller Subsidiary to obtain any necessary approval of Regulatory Authorities required for the consummation of the Merger without imposition of a condition or restriction of the type referred to in
Article  VI(A)(3).

     (P)     EMPLOYEE  BENEFIT  PLANS.  At  the  request  of  FHNC, Seller shall
             -------------------------
terminate, or shall cause any Seller Subsidiary to terminate, each or any of the "employee benefit plans" as described in Article III(T) before the Effective Time, and all liabilities of such plans shall be satisfied, or adequate provision made therefore, before the Effective Time.

     (Q)     EXISTING EMPLOYMENT AGREEMENTS.  FHNC acknowledges the existence of
             -------------------------------
employment agreements between Seller and/or Seller Bank and each of the following executives: Steve Chatham, John D. Fasick, Kathy Hulsey, John F. Hall, and J. Michael Womble. Seller agrees to cause the Agreements with J. Michael Womble, John F. Hall, Steve Chatham, and Kathy Hulsey to be terminated as of the Effective Time. FHNC affirms that, by reason of the transactions contemplated by this Agreement, FHNC and/or FTB shall become successors to Seller and Seller Bank, as applicable, as parties to the employment agreement with John D. Fasick and are bound by the duties and obligations of Seller and Seller Bank under such employment agreement to the extent such duties and obligations have not been discharged prior to the Effective Time. In consideration of the termination of the employment agreement with J. Michael Womble, FHNC shall pay $50,000 to Mr. Womble, with payment to be delivered in immediately available funds on the Effective Date.

                                   ARTICLE VI
                           CONDITIONS TO CONSUMMATION

     (A) The respective obligations of FHNC and Seller to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

          (1) This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Seller in accordance with Applicable Law;

          (2) The procurement of approval of this Agreement and the transactions contemplated hereby by the Federal Reserve Board, the OCC, and the expiration of any statutory waiting periods;

          (3)     Procurement  of  all  other  regulatory consents and approvals
     (including, without limitation, any required consents or approvals from state banking authorities) which are necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that no approval or consent in Article V(A)(2) and (A)(3) shall be deemed to have been received if it shall include any conditions or requirements which would reduce the benefits of the transactions contemplated hereby to such a degree that FHNC would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

          (4) On the date of approval of this Agreement by its directors, Seller shall have received the opinion of Burke Capital Group, L.L.C., to the effect that in the opinion of such firm, the terms of the transaction are fair to the shareholders of Seller from a financial point of view;

          (5) The satisfaction of all other requirements prescribed by Applicable Law which are necessary to the consummation of the transactions contemplated by this Agreement;

          (6) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger;

          (7) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger or which imposes restrictions, conditions or requirements on consummation of the Merger which would reduce the benefits of the Merger to such a degree that FHNC or Seller would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

          (8) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

          (9) FHNC's legal counsel shall have delivered its opinion dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) no gain or loss will be recognized by FHNC or Seller as a result of the Merger, (ii) no gain or loss will be recognized by the shareholders of Seller who exchange their shares of Seller Common Stock solely for shares of FHNC Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in FHNC Common Stock);
     (iii) the tax basis of the shares of FHNC Common Stock received by shareholders who exchange all of their shares of Seller Common Stock solely for shares of FHNC Common Stock in the Merger will be the same as the tax basis of the shares of Seller Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and (iv) the holding period of the shares of FHNC Common Stock received in the Merger will include the period during which the shares of Seller Common Stock surrendered in exchange therefor were held, provided such shares of Seller Common Stock were held as capital assets at the Effective Time. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Seller, FHNC and others.

     (B) The obligation of FHNC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

          (1) FHNC and its directors and officers who sign the Registration Statement shall have received from Seller's independent certified public accountants "cold comfort" letters, dated (i) the date of the mailing of the Proxy Statement/Prospectus to Seller's shareholders and (ii) shortly prior to the Effective Date, with respect to certain financial information regarding Seller in the form customarily issued by such accountants at such time in transactions of this type;

          (2) FHNC shall have received an opinion, dated the Effective Date, of Seller's counsel in the form and to the effect customarily received in transactions of this type;

          (3) Each of the representations, warranties and covenants contained herein of Seller, subject to the Seller Disclosure Letter of Seller provided pursuant to Article III, shall, in all respects, be true on, or complied with by, the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except (y) for breaches which singly or in the aggregate would not have a Material Adverse Effect, and
     (z) as to representations, warranties or covenants contained herein of Seller which do not specifically refer to Material Adverse Effect, for breaches which are not material and FHNC shall have received a certificate signed by a duly authorized officer of Seller, dated the Effective Date, to such effect;

          (4) FHNC shall have received all state securities laws and "Blue Sky" permits and other authorizations necessary to consummate the transactions contemplated hereby;

          (5) FHNC shall have received a Consulting Agreement executed by J. Michael Womble in the form attached to this Agreement as EXHIBIT E;

          (6) FHNC shall have received an Employment Agreement executed by John F. Hall, Steve Chatham, and Kathy Hulsey in the form attached to this Agreement as EXHIBIT D;

          (7) FHNC shall have received a Non Compete Agreement executed by each of the directors of Seller, in the form attached to this Agreement as EXHIBIT F;

          (8) No litigation or proceeding is pending which (i) has been brought against FHNC or Seller or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated hereby or (ii) has been brought against Seller or Seller Bank which in the reasonable judgement of management will have a Material Adverse Effect on Seller or Seller Bank;

          (9) Each Seller Affiliate who elects Stock Consideration shall have delivered to FHNC a written agreement reasonably satisfactory to FHNC regarding restrictions on the subsequent transfer of shares of FHNC Common Stock; and

          (10) On the Effective Date, Seller's shareholders' equity shall not be less than $12,000,000, (calculated without giving effect to (i) unrecognized gains or losses on "available for sale" securities as provided in FASB 115 and consistent with Seller's prior practices, (ii) Transaction Expenses, and (iii) other expenses or obligations incurred in connection with the Merger, including, but not limited to, accrual for or payment of severance benefits, prepayment of certain employee benefits and other transactions or expenses approved by FHNC).

     (C) The obligation of Seller to effect the Merger shall be subject to the satisfaction or prior to the Effective Time of the following additional conditions:

          (1) Seller shall have received an opinion, dated the Effective Date, of FHNC's counsel in the form and to the effect customarily received in transactions of this type;

          (2) Each of the representations, warranties and covenants contained herein of FHNC shall, in all respects, be true on, or complied with by, the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except (y) for breaches which singly or in the aggregate would not have a Material Adverse Effect and (z) as to representations, warranties or covenants contained herein of FHNC which do not specifically refer to Material Adverse Effect, for breaches which are not material and Seller shall have received a certificate signed by a duly authorized officer of FHNC, dated the Effective Date, to such effect; and

          (3) No litigation or proceeding is pending which (i) has been brought against FHNC or Seller or any of their subsidiaries by any governmental agency, seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgment of the management will have a Material Adverse Effect on FHNC.

                                   ARTICLE VII
                                   TERMINATION

     (A) This Agreement may be terminated prior to the Effective Date, either before or after its approval by the Seller Shareholders:

          (1)     By  the  mutual  consent  of  FHNC  and  Seller;

          (2) By FHNC or Seller, in the event of the failure of the shareholders of Seller to approve this Agreement by the requisite vote at its meeting called to consider such approval, or in the event of a breach by the other party hereto of any representation, warranty or agreement contained herein which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party hereto which have or will have had a Material Adverse Effect on the breaching party;

          (3) By FHNC or Seller, in the event that the Merger is not consummated by September 30, 2005, unless the failure to so consummate by such time is due to the breach of this Agreement by the party seeking to terminate;

          (4) By FHNC, if its board of directors so determines by vote of a majority of the members of its entire board, if the FHNC Common Stock Average Price is less than $38.50 per share by written notice to Seller delivered within three (3) Business Days after the last day of the Calculation Period; or

          (5) By Seller, if its board of directors so determines by vote of a majority of the members of its entire board, if the FHNC Common Stock Average Price is greater than $45.50, by written notice to FHNC within three (3) Business Days after the last day of the Calculation Period.

     (B) In the event of the termination of this Agreement by either FHNC or Seller, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained in this Agreement.

                                  ARTICLE VIII

                                  OTHER MATTERS

     (A)     Certain  Definitions.  As  used  in  this  Agreement, the following
             --------------------
terms shall have the meanings indicated except where otherwise specifically defined:

          (1) "Affiliate" means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

          (2) "Agreement" means this agreement and all exhibits and schedules hereto, as the same may from time to time be amended or supplemented by one or more instruments executed by all of the parties hereto.

          (3) "Applicable Law" means any applicable constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, court, stock exchange, or other Regulatory Authority to which a Person is subject.

          (4) "Bank Merger" has the meaning set forth in Article I(H) of this Agreement.

          (5)     "BHCA" means the Bank Holding Company Act of 1956, as amended.

          (6) "Business Day" means a day on which FTB is open for business and which is not a Saturday, Sunday, or legal bank holiday.

          (7) "Calculation Period" has the meaning set forth in Article I(C)(2) of this Agreement.

          (8) "Cash Cap" has the meaning set forth in Article I(C)(3) of this Agreement.

          (9) "Cash Consideration" means the cash to be paid to Seller Shareholders in consideration of the Merger, calculated in accordance with
     Article  I  of  this  Agreement.

          (10) "Cash Election Shares" has the meaning set forth in Article I(D)(5).

          (11) "Cash Threshold" has the meaning set forth in Article I(C)(3) of this Agreement.

          (12) "Certificate" has the meaning set forth in Article I(G) of this Agreement.

          (13)     "Code"  means  the Internal Revenue Code of 1986, as amended.

          (14) "Combination Election" has the meaning set forth in Article I(D)(4) of this Agreement.

          (15) "Conversion Price" has the meaning set forth in Article I(C)(2) of this Agreement.

          (16) "Dissenting Shareholder" means a Seller Shareholder who has voted against the Merger and has otherwise taken all requisite steps to demand fair value in exchange for such shareholder's shares of Seller Common Stock in accordance with Applicable Law.

          (17) "Effective Date" means the date in which the Merger becomes effective, as set forth in Article I(B) of this Agreement.

          (18) "Election Deadline" has the meaning set forth in Article I(D)(2) of this Agreement.

          (19) "Effective Time" means the time in which the Merger becomes effective, as set forth in Article I(B) of this Agreement.

          (20) "Encumbrance" means any lien, pledge, security interest, claim, charge, easement, restriction or encumbrance of any kind or nature whatsoever.

          (21) "Environmental Laws" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, radon, mold, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect and which the Seller is bound to observe on or before the Effective Date.

          (22) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (23) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

          (24) "Exchange Agent" has the meaning set forth in Article I(G)(1) of this Agreement.

          (25) "Federal Reserve" means the Board of Governors of the Federal Reserve System.

          (26) "FHNC" means First Horizon National Corporation, a Tennessee corporation, its successors and permitted assigns.

          (27) "FHNC Agents" has the meaning set forth in Article V(H)(1) of this Agreement.

          (28) "FHNC Common Stock" means the common stock of FHNC, par value $.625 per share.

          (29) "FHNC Common Stock Average Price" has the meaning set forth in Article I(C)(3).

          (30) "FHNC Reports" has the meaning set forth in Article IV(F) of this Agreement.

          (31)     "FDIC"  means  the  Federal  Deposit  Insurance  Corporation.

          (32) "Form of Election" means a form designed for the purpose of each Seller Shareholder electing either Cash Consideration or Stock Consideration, prepared by FHNC and reasonably acceptable to Seller.

          (33) "FTB" means First Tennessee Bank National Association, a national banking association, its successors and permitted assigns.

          (34) "GAAP" means generally accepted accounting principles as in effect at the relevant date and consistently applied.

          (35) "Indemnified Parties" has the meaning set forth in Article V(M) of this Agreement.

          (36) "Insurance Policies" has the meaning set forth in Article III(L) of this Agreement.

          (37) "Intellectual Property" means (a) all trademarks, service marks, trade dress, logos, trade names, corporate names, any domain names related to the business conducted by the Seller and the Seller Subsidiaries, and assumed names together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (b) all trade secrets and business information (including ideas, customer and supplier lists, promotional materials, pricing and cost information, and business and marketing plans and proposals), and business records including electronic and written communications concerning any negotiations with respect to Seller's business. (c) all rights in and to computer software (including object and source codes, data and related documentation), and (d) all rights relating to any of the foregoing that are attributable to the business of Seller and the Seller Subsidiaries.

          (38) "Knowledge" with respect to Seller, means the actual knowledge of J. Michael Womble, John F. Hall, Steve Chatham, and Kathy Hulsey, after reasonable inquiry, which inquiry need not rise to the level that might alert employees as to the nature of this Agreement or the Merger.

          (39) "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by Seller or any Seller Subsidiary including properties owned or operated in a fiduciary capacity, including properties owned or operated in a fiduciary capacity.

          (40) "Material Adverse Effect," with respect to a Person, means any condition, event, change or occurrence that, individually or collectively, is reasonably likely to have a material adverse effect upon
     (x) the condition, financial or otherwise, properties, business, results of operations or prospects of such Person and its subsidiaries, taken as a whole, or (y) the ability of such Person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement; provided, however, that as to all representations, warranties and covenants of Seller, a Material Adverse Effect shall have occurred if the actual or reasonably projected costs of all losses, fines, penalties, costs or expenses (including attorneys' fees) as a result of any one or more breaches of such representations, warranties and covenants exceed $500,000 in the aggregate.

          (41) "Material Contracts" has the meaning set forth in Item 601(b)(10) of Regulation SK of the Securities Act.

          (42) "Merger" has the meaning set forth in Section (A) of the Recitals to this Agreement.

          (43) "Merger Consideration" means the aggregate of the Cash Consideration and Stock Consideration paid to the Seller Shareholders in accordance with the terms and conditions of this Agreement

          (44)     "NYSE"  means  the  New  York  Stock  Exchange.

          (45)     "OCC"  means  the  Office of the Comptroller of the Currency.

          (46) "Person" includes an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization.

          (47) "Price Per Share" has the meaning set forth in Article I(C)(1) of this Agreement.

          (48) "Proxy Statement/Prospectus" means the proxy statement/prospectus, together with any supplements thereto, to be transmitted to Seller Shareholders in connection with the transactions contemplated by this Agreement.

          (49) "Registration Statement" means the Registration Statement on Form S-4, or other applicable form, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Stock Consideration to be issued in connection with the transactions contemplated by this Agreement.

          (50) "Regulatory Authority" means any agency or department of any federal or state government, including without limitation the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Tennessee Department of Financial Institutions, the SEC or the respective staffs thereof.

          (51) "Representative" has the meaning set forth in Article I(D)(1) of this Agreement.

          (52) "Required Regulatory Approval" means the approval required by the Federal Reserve and the Office of the Comptroller of the Currency to consummate this transaction.

          (53) "Rights" means warrants, options, rights, convertible securities and other capital stock equivalents that obligate an entity to issue its securities.

          (54)     "SEC"  means  the  Securities  and  Exchange  Commission.

          (55) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

          (56) "Seller" means West Metro Financial Services, Inc., a Georgia corporation, its successors and permitted assigns.

          (57) "Seller Bank" means First National Bank West Metro, a national bank association.

          (58) "Seller Common Stock" means the common stock, par value $1.00 per share, of Seller.

          (59) "Seller Disclosure Letter" means the letter prepared by Seller and delivered to FHNC on the date of this Agreement which discloses information required by (and exceptions to) Seller's representations and warranties set forth in Article III of this Agreement.

          (60) "Seller Reports" has the meaning set forth in Article III(H) of this Agreement.

          (61)     "Seller  Shareholders"  means  the  equity  owners of Seller.

          (62) "Stock Consideration" means the shares of FHNC Common Stock to be paid to Seller Shareholders in consideration of the Merger, calculated in accordance with Article I of this Agreement.

          (63) "Stock Election Shares" has the meaning set forth in Article I(D)(5) of this Agreement.

          (64) "Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held as security by either FTB or Seller Bank, as the case may be, in the ordinary course of its lending activities.

          (65)     "Surviving Corporation" means FHNC at and after the Effective
     Time.

          (66) "Transaction Expenses" has the meaning set forth in Article VIII(F) of this Agreement.

     (B)     Survival.  The  agreements  and  covenants  of the parties which by
             --------
their terms apply in whole or in part after the Effective Time shall survive the Effective Date. All other representations, warranties, agreements and covenants shall be deemed to be conditions of this Agreement and shall not survive the Effective Date.

     (C)     Amendment;  Modification; Waiver.  Prior to the Effective Date, any
             --------------------------------
provision of this Agreement may be (i) waived by the party benefited by the provision or by both parties or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective boards of directors (to the extent allowed by law), except that, after the vote by the shareholders of Seller, Article I
(C)  shall  not  be  amended  or  revised.

     (D)     Counterparts.  This  Agreement may be executed in counterparts each
             ------------
of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

     (E)     Governing  Law.  This  Agreement  shall  be  governed  by,  and
             --------------
interpreted in accordance with, the laws of the State of Tennessee, except to the extent federal law is applicable.

     (F)     Expenses.  Each  party hereto will bear all expenses incurred by it
             --------
in connection with this Agreement and the transactions contemplated hereby including fees and expenses of its own brokers, finders, financial consultants, accountants and counsel ("Transaction Expenses"). Seller agrees that its Transaction Expenses will not exceed $500,000, unless there is a revision to the structure by FHNC as contemplated by Article I(I) hereinabove.

     (G)     Notices.  All  notices,  requests,  acknowledgements  and  other
             -------
communications hereunder to a party shall be in writing and shall be deemed to have been duly given upon receipt if delivered personally or by overnight courier, or telecopy or mailed by prepaid registered or certified mail (return receipt requested), to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

     IF TO SELLER, TO:   West Metro Financial Services, Inc.
                         68 First National Drive
                         Dallas, GA  30157
                         Attn:  Mr. J. Michael Womble, Chairman
                         Facsimile:  (678) 363-6334

     With Copies to:     Powell Goldstein, LLP
                         1201 West Peachtree Street, N.E.
                         14th Floor
                         Atlanta, GA 30309
                         Attn:  James C. Wheeler, Esq.
                         Facsimile:  (404) 572-6999

     IF TO FHNC, TO:     First Horizon National Corporation
                         165 Madison
                         Memphis, TN  38103
                         Attn:  Milton A. Gutelius, Jr.
                         Senior Vice President & Treasurer
                         Facsimile: (901) 523-4614

                         First Horizon Home Loan Corporation
                         4000 Horizon Way
                         Irving, TX  75063
                         Attn:  Greg Bullen
                         Facsimile:  (214)441-4799

     With Copies to:     First Horizon National Corporation
                         165 Madison
                         Memphis, TN  38103
                         Attn:  Beth Whitehead
                         Facsimile:  (901)523-4556

                         Baker, Donelson, Bearman, Caldwell & Berkowitz, PC 165 Madison, Suite 2000
                         Memphis, TN  38103
                         Attn:  Jackie Prester
                         Facsimile:  901-577-0762

     (H)     No  Third  Party  Beneficiaries.  All  terms and provisions of this
             -------------------------------
Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     (I)     Entire  Agreement.  This  Agreement  represents  the  entire
             -----------------
understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

     (J)     Assignment.  This Agreement may not be assigned by any party hereto
             ----------
without  the  written  consent  of  the  other  parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers as of the day and year first above written.

                                             FIRST HORIZON NATIONAL CORPORATION

                                             By: /s/ Milton A. Gutelius, Jr.
                                                --------------------------------
                                                 Milton A. Gutelius, Jr.
                                                 Senior Vice President &
                                                 Treasurer



                                                                            FHNC

                                             WEST METRO FINANCIAL SERVICES, INC.

                                             By: /s/ J. Michael Womble
                                                --------------------------------

                                             Title:  Chief Executive Officer
                                                   -----------------------------

                                                                          Seller